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                          PROMISSORY PURCHASE AGREEMENT


This Promissory Purchase Agreement (the "Promissory Agreement") dated as of January 3, 2001 is made by and between Compania de Inversiones Mobiliarias Limitada, a limited liability company organized and existing under the laws of the Republic of Chile ("CIMOL"), Compania de Petroleos de Chile S.A. ("COPEC") a public corporation organized and existing under the laws of Republic of Chile, and Anheuser-Busch International Holdings, Inc. ("ABIH"), a Delaware corporation. CIMOL, COPEC and ABIH are also referred to herein individually as a "Party" and collectively as the "Parties".

1.       BACKGROUND

(a) CIMOL is the owner of a total of 23,887,716 fully subscribed and paid-up shares of the same unique series of Compania Cervecerias Unidas S.A. ("CCU") (the "Shares"), which together constitute and represent 7.50% of all of the validly issued, subscribed and paid-up shares of CCU. The foregoing is evidenced in the Shareholders' register of CCU, folio No. 11566-5, and by shareholders certificate No. S 30 274.

(b) ABIH desires to purchase and acquire (for itself or for the person it designates), and CIMOL desires to sell, assign and transfer the Shares in accordance with the terms and conditions of this Agreement.

2.       REPRESENTATIONS AND WARRANTIES OF CIMOL AND COPEC

CIMOL and COPEC represent and warrant to ABIH that on this date and on the Closing Date (as hereinafter defined):

(i) CIMOL is a duly organized and validly existing corporation, subsidiary of COPEC, has sufficient capacity to freely dispose of its assets, including the Shares, and is authorized to enter into this Promissory Agreement and the Stock Purchase Agreement (as hereafter defined) and to fully comply with all of its obligations.

(ii) CIMOL is the absolute owner and, in accordance with the terms of this Promissory Agreement, may dispose of the Shares freely and without any limitation, and that the Shares have been validly issued and are free from any pledge, attachment, usufruct, prohibition, litigation, cancellation clause, shareholders' agreement, promissory agreement or any other measure that might impede the free transfer thereof ("Encumbrance").



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(iii)    This Promissory Agreement and the Stock Purchase Agreement do not
         violate any law in force or administrative rules, judicial resolutions, arbitral awards or any other legal provision, contract or private agreement executed by or binding upon CIMOL and COPEC, which may be applicable.

(iv) This Promissory Agreement and the Stock Purchase Agreement do not give rise to or constitute a breach of any legal or contractual obligation assumed by or binding upon CIMOL and COPEC.

(v) The Shares represent on the date hereof 7.50% of all issued and subscribed shares of CCU and of the corresponding financial and voting rights thereof. CIMOL and COPEC have not negotiated any special preferential rights with respect to the Shares to subscribe to any future capital increase of CCU. On the date of this Promissory Agreement, there is no claim or proceeding of lost certificates being processed with respect to the Shares.

(vi) Through the execution of the Stock Purchase Agreement ABIH shall acquire good and valid title to the Shares, free of any Encumbrance.

(vii) There are no actions, lawsuits or proceedings pending or initiated against CIMOL or COPEC before any jurisdictional, ordinary or arbitral entity or governmental authority that prohibit, oppose or impede the execution of this Promissory Agreement and/or the fulfillment of the obligations generated thereby with respect to CIMOL and COPEC.

(viii) Their appearing representatives are duly authorized and empowered to sign this Promissory Agreement and the Stock Purchase Agreement and to assume all of the obligations contained therein and in the Stock Purchase Agreement.

(ix) Finally, CIMOL and COPEC represents and warrants that the execution of the Stock Purchase Agreement constitutes an absolute, irrevocable and unconditional obligation and undertaking of CIMOL and COPEC.

3.       REPRESENTATIONS AND WARRANTIES OF ABIH.

ABIH represents and warrants to CIMOL and COPEC that on this date and on the Closing Date:

(i) It is a duly organized and validly existing corporation, has sufficient capacity to freely dispose of its assets and is authorized to enter into this Promissory Agreement and the Stock Purchase Agreement and to fully comply with all of its obligations.


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(ii)     This Promissory Agreement and the Stock Purchase Agreement do not
         contravene any of the provisions set forth in its corporate charter, nor result in a breach thereof on its part.

(iii) Its appearing representatives are duly authorized and empowered to sign this Promissory Agreement and the Stock Purchase Agreement and to assume all of the obligations contained therein and in the Stock Purchase Agreement.

(iv) There are no actions, investigations, lawsuits or proceedings against it that prohibit, oppose or impede the execution of this Promissory Agreement and the Stock Purchase Agreement and/or the fulfillment of the obligations generated by virtue thereof.

(v) This Promissory Agreement and the Stock Purchase Agreement do not violate any law in force or administrative rules, judicial resolutions, arbitral awards or any other applicable legal provision, contract or private agreement executed by or binding upon ABIH which may be applicable.

(vi) This Promissory Agreement and the Stock Purchase Agreement do not give rise to or constitute a breach of any legal obligation assumed by or binding upon ABIH.

(vii) Finally, ABIH represents and warrants that the execution of the Stock Purchase Agreement constitutes an absolute, irrevocable and unconditional obligation and undertaking of ABIH.

4.       PROMISE TO ENTER INTO THE STOCK PURCHASE AGREEMENT

Subject to the provisions of this Promissory Agreement, the Parties agree and irrevocably undertake, pursuant to Article 1554 of the Civil Code of Chile, to enter into a stock purchase agreement (the "Stock Purchase Agreement") under which CIMOL shall sell, assign and transfer to ABIH, or the Person it designates in accordance with this Promissory Agreement, all the Shares; and ABIH, or the Person it designates in accordance with this Promissory Agreement, shall purchase, acquire and accept the Shares from CIMOL, at the purchase price set forth in Article Six below. The Stock Purchase Agreement must be executed by the Parties in a public deed before Mr. Jose Musalem Saffie, Chilean Notary Public, or whomsoever succeeds or replaces him, on the Closing Date. The non-attendance by one of the Parties at the execution of the Stock Purchase Agreement shall be evidenced by a certificate issued by such Notary.



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5.       CLOSING

(a) The Parties undertake to sign the Stock Purchase Agreement (the "CLOSING") on January 10, 2001 (the "CLOSING DATE").

(b) The Parties undertake to carry out, on or prior to the Closing Date, all other acts and to sign all other documents, that are necessary for the complete fulfillment of the Stock Purchase Agreement and the transfer of the Shares to ABIH, including the inscription thereof in the Shareholders' Register of CCU in the name thereof, free of any Encumbrance.

(c) CIMOL undertakes to deliver the certificates representing the Shares to ABIH on the Closing Date.

6.       PRICE

(a) The purchase price of the Shares shall be the total amount of US$ 119,438,580 which is US$ 25.00 per CCU ADR or US$ 5.00 per CCU share.

(b) In case ABIH is not able to purchase on or before the Closing Date with the assistance of CIMOL and/or COPEC, an additional amount of CCU shares (other than the Shares) that represent at least 2.5% of the stock capital of CCU, the purchase price to be paid by ABIH to CIMOL will be the total amount of US$ 117,049,808 which is US$ 24.5 per CCU ADR or US$ 4.90 per CCU share, instead of US$ 25.00 per CCU ADR or US$
         5.00 per CCU share.

(c) The purchase price of the Shares in such amount ("Purchase Price") will be paid by ABIH to CIMOL in US dollars (and not in its equivalent in Chilean pesos) on the Closing Date, by delivering a official check or bank draft or similar document written by Citibank, New York to the order of COPEC. At the time of such delivery, CIMOL will deliver to ABIH a duly signed share transfer document and the share certificate or certificates evidencing CIMOL' ownership of the Shares.

7.       WAIVER OF ACTION FOR TERMINATION AND INDEMNIFICATION

(a) The Parties agree that they will be responsible for the breach of their respective obligations under this Promissory Agreement. The performance of the Stock Purchase Agreement is an absolute, irrevocable and unconditional undertaking of the Parties. Thus, the Parties hereby


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         waive the right to request the termination of this Promissory Agreement granted to them by paragraph 2 of Article 1489 of the Civil Code of Chile, agreeing that in the event of a breach by either of the Parties of the Stock Purchase Agreement, the non-breaching Party may only request specific performance, with indemnification for damages.

(b) Without prejudice to the foregoing provision, the breach by one of the Parties of any obligation of this Promissory Agreement or the Stock Purchase Agreement shall oblige the breaching Party to indemnify and fully reimburse the non-breaching Party for the damages it suffered.

8.       LEGISLATION

This Promissory Agreement shall be governed in accordance with the laws of the Republic of Chile.

9.       ENTIRE AGREEMENT

This Agreement and the Stock Purchase Agreement constitute the entire agreement among the Parties with respect to the subject matter thereof and replace all prior agreements, understandings and negotiations among the parties, written as well as verbal, with respect to the subject matter thereof. The Parties have not made or relied upon any representation, statement, incentive, promise, undertaking, condition or warranty that has not been expressly set forth in this document.

10.      NOTICES

All notices, requests or other communications to the Parties must be made in writing and sent to the address or fax number that such Party sets forth below, by hand, Federal Express or other internationally known courier (a "Qualified Courier") to be delivered the following business day (or closest equivalent), or by a fax transmission:

If to CIMOL

         Compania de Inversiones Mobiliarias Limitada
         Agustinas N(0)1382, Santiago, Chile
         Attn: Mr. Ramiro Mendez Urrutia and Mr. Ricardo Budinich
         Phone: 56-2 690-7000
         Fax: 56-2 696-2595

If to COPEC

         Compania de Petroleos de Chile S.A.


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         Agustinas 1382, Santiago, Chile
         Attn: Mr. Jorge Bunster or Mr. Ramiro Mendez
         Phone: 56-2 -690-7000
         Fax: 56-2- 696- 2595

If to ABIH

         Anheuser-Busch International, Inc.
         One Busch Place
         St. Louis Missouri 63118
         Attn: Executive Vice President - Business Development
         Phone: 1-314-577-4404
         Fax: 1-314-577-0745

         Carey y Cia Ltda. Abogados
         Miraflores 222, piso 24, Santiago, Chile
         Att: Mr. Jorge Carey Tagle and/or Mr. Jose Antonio Silva Bafalluy
         Phone: 56-2-365-7201
         Fax: 56-2-633-1980

All notices or other communications sent in accordance with this article 12 shall be considered delivered (a) if sent by Qualified Courier, three business days after being delivered to the Qualified Courier, (b) if by fax, when the sending machine receives electronic confirmation of receipt by the receiving machine, or (c) in any other form, upon delivery by hand to such address (or when the notice to such address is refused).

11.      NOTICES AND PRESS RELEASES

Neither Party will give notice or make any press release without giving the other Party reasonable opportunity to comment and approve. However, such approval shall not be unreasonably withheld or delayed.

12.      EXPENSES

Each party shall pay its own expenses relating to the preparation, negotiation and the Closing of this Promissory Agreement.

13.      PARTIAL INVALIDITY

In the event that any provision of this Promissory Agreement is declared illegal, void or ineffective, the remainder of this Promissory Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as to reasonably reflect the intention of the Parties. The Parties also agree to replace such illegal, void or


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ineffective provision of this Promissory Agreement with a valid and effective provision that achieves, to the extent possible, the financial, commercial and other purpose that the illegal, void or ineffective provision tried to achieve.

IN WITNESS WHEREOF, the undersigned, thereunto duly authorized, have hereunto set their respective hands as of the day and year first above written.


COMPANIA DE INVERSIONES MOBILIARIAS LIMITADA

By: /s/ Ramiro Mendez Urrutia
   --------------------------
Name: Mr. Ramiro Mendez Urrutia
Title: Attorney in fact

By: /s/ Ricardo Budinich Diez
   --------------------------
Name: Mr. Ricardo Budinich Diez
Title: Attorney in fact


COMPANIA DE PETROLEOS DE CHILE S.A.

By: /s/ Ramiro Mendez Urrutia
   --------------------------
Name: Mr. Ramiro Mendez Urrutia
Title: Attorney in fact

By: /s/ Ricardo Budinich Diez
   --------------------------
Name: Mr. Ricardo Budinich Diez
Title: Attorney in fact




ANHEUSER-BUSCH INTERNATIONAL HOLDING, INC.

By: /s/ Jorge Carey Tagle
   -------------------------
Name: Mr. Jorge Carey Tagle
Title: Attorney in fact



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